EXHIBIT 99.2

Earnings Conference Call February 21, 2008

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 4th quarter and full year 2007. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 4th quarter 2007. It was $31.2 million, an increase of 23.9% over 4th quarter 2006, and once again a very strong quarter. It was also our 20th consecutive positive quarter in terms of operating income and cash flow.

I am here to report to you that results for 2007 fell within the Company’s Annual Guidance for revenue, gross margin, and operating margin that we reaffirmed on October 25th, 2007. Total revenue for 2007 was $120 million, an increase of 58% over 2006; our gross margin for full-year 2007 was 67% of revenue and our operating margin for full-year 2007 was 25.7% of revenue. Consistent with our growth in revenue, operating income increased 63% and earnings per share increased 65% over the full-year 2006.

In addition to the strong growth reflected in the numbers, we made a number of investments in 2007 that we believe that will provide a benefit in future years. In 2007:

•

We hired and integrated 56 people, which was a 30% increase in staff from December 31, 2006. The new staff included significant additions to our sales, research and development and administrative groups, including new positions that will manage our worldwide human resource, information systems and legal functions,

•	We opened our new international headquarters in Zurich Switzerland

•	We established new subsidiaries and opened sales offices in Brazil and Japan,

•

We launched several new products including the aXs GUARD authentication appliance, the Digipass 840 for the blind and visually impaired, the ultra-light Digipass 805 one-button reader and the next generation of Digipass Packs for small and medium-sized enterprises.

Overall, 2007 was the most successful year in VASCO’s history. Having said that, VASCO’s management was not happy with its results in the 4th quarter of 2007. For various reasons, three relatively large transactions moved from the 4th quarter of 2007 into 2008. However, some of the manufacturing capacity freed up by these accounts was redirected to other orders which were shipped in Q4. The net result of these activities was that approximately $3.6 million of revenue moved from 2007 into 2008.

I won’t go into great detail in describing the reasons for the movement of these three accounts, but I can say the following:

1)	One was delayed because we needed to obtain an industrial security certificate required by that customer. We now have that certificate.
2)	One was delayed due to a new product that required additional final testing before shipping. The final testing has been completed and this new product is now shipping.
3)	The last was delayed due to the request of the customer based on their deployment schedule. Remember our “Just-in-Time Delivery” promise that we announced in Q1 2003? We don’t try to manage our quarters, but do our best to accommodate the wishes of our customers.

During the fourth quarter, we continued to make progress in our efforts to increase the software content of our business. Our deferred revenue increased approximately $2.1 million in Q4 and $4.0 million for the full year. While these revenues are not reflected in the comparison of 2007 to 2006 results or in 2007’s operating margins, they are revenues that will benefit us in future years.

New accounts continued to grow during the 4th Quarter. During the quarter, we sold an additional 651 new accounts, including 66 new banks, and 585 new Enterprise Security customers. For the full-year 2007 we sold 2,509 new accounts, including 379 new banks and 2,130 new Enterprise Security customers. Comparatively, for all of 2006, we produced 1,553 new accounts, including 233 banks and 1,320 Enterprise Security customers. We now have over 1,000 banks and almost 6,500 Enterprise Security and E-commerce companies including corporations, federal, state and local governments as customers located in over 110 countries around the world.

Since the first quarter of 2003, VASCO has experienced steady, controlled, growth, and continued growing profitability. Over the past couple of years, this growth has occurred worldwide, from the America’s to EMEA to Asia. This has resulted in a worldwide market leadership position for VASCO. We are a market leader AND we are perceived as a market leader. For example: in the US, we currently have 50% of the Top 10 banks as customers, 52% of the top 25 and 38 % of the Top 100.

Because of our strong performance and resulting operating cash flow in 2007, we were able to invest aggressively in people and infrastructure to support our long-term growth. That investment will continue in 2008.

Before I introduce Jan Valcke, I would like to emphasize one thing: Some have said that the subprime crisis would have a negative effect on VASCO. We have not seen any evidence that this is the case. Actually, we believe the subprime crisis is an opportunity for VASCO. We say this because banks and other financial institutions are actively trying to cut costs. The most cost effective banking channel is the Internet. We expect that U.S. banks will invest more in their Internet banking applications, adding new functionalities such as more flexible online transactions. These applications will need good security. VASCO, with its hard- and software Digipass strong authentication and its strengthened server offering is well positioned to take advantage of this possible evolution.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

Comments by Jan Valcke:

Thank you, Ken.

As noted by Ken, VASCO had a very successful year in 2007 as reflected in both the full-year numbers as well as the investments that are expected benefit our shareholders in future years. Looking forward, we believe that the market for strong authentication will continue growing at a rapid pace. Our challenge is to continue to make investments that will meet the needs of the evolving market and allow us to maintain or increase our market-leading position.

We know that a healthy business mix of banking and enterprise security is important for our margins. The banking sector gives us high volumes, with lower margins. Enterprise security deals are smaller, but the margins are a lot higher.

With that thought in mind, our core strategy for 2008 will be as follows:

First, we will offer the financial sector the full array of authentication products and services,

Second, we will take our “banking” authentication products to other, non-traditional markets and sectors and

Third, we will strengthen our position in non-banking markets and sectors by offering sector-specific authentication products and services.

To further explain our 2008 strategy, I’ll talk about three important pillars of this company:

-	geographic and vertical markets
-	the products
-	and the people

In geographic markets, we plan to continue opening new offices in the world’s leading business hubs. As always, we follow a three-step strategy when we enter a new country:

First, we gain a foothold in the country’s banking market,

Second, we hire local people to reinforce our position in the banking market, and

Third, we open an office in order to tackle non-banking verticals.

In 2008, we are planning to invest strongly in all aspects of our Enterprise Security market, which includes all non-banking verticals. We plan to add new people, expand our marketing efforts, add new products and strengthen the channel.

In addition to small and medium businesses, vertical markets may include other application specific areas such as healthcare, gaming, e-commerce and e-government. Our products are being used in more than 50 different applications and we believe that we will be able to identify and leverage our knowledge with those applications to increase our penetration in the more promising markets. While the e-commerce and e-government markets are more complex, we expect that we will start to see business opportunities in both markets in 2008.

In addition to increasing our emphasis on new vertical markets, we also plan to increase our marketing efforts. We plan to organize 2 marketing events a week. We estimate that we’ll be able to organize between 1 and 2 banking summits a month, around 6 enterprise security/application security events per month and 1 corporate event per month.

Our plans for 2008 also call for increased investment in new staff. In order to support our growth, we expect to create approximately 100 new jobs in 2008. These people will be employed mainly in sales and marketing and R&D, with a clear focus on Enterprise Security. In addition to direct hires, we expect to also invest in attracting new channel partners and supporting our current channel.

To facilitate the training and integration of our new staff and channel partners, we plan to launch our SEAL-academy. SEAL stands for Security Experts Academy e-Learning. Under the SEAL-label, we are planning to organize external training of and by third parties. We are also planning to increase our efforts to create VASCO Certified Engineers and VASCO Authorized Training Centers in the channel.

SEAL replaces the previous VASCO school, and includes the internal training of new recruits, directly from colleges and universities and experienced professionals.

In the product category, we plan to continue our “full option” strategy.

We expect to have our complete new server offering available in the market in 2008.

This offering includes:

-	our core authentication engine, VACMAN Controller,
-	Identikey, the complete authentication server, based on VACMAN Controller technology, and
-	aXs GUARD, The Authentication Appliance, is a plug-and-play authentication engine.

With this server-side authentication family we believe that we will have a competitive offering for any authentication application in the market.

We also plan to strengthen our hard- and software client authentication offerings in 2008. We are planning to launch trendsetting products that are unique in the market. Digipass 110, announced at the end of January, is a first example of this approach. Digipass 110 is a true zero-footprint e-signature solution, combining the assets of both hard- and software strong authentication.

We believe that we will be able to enhance our services offering as well. Digipass Plus was the first step. You can expect a lot more to follow in the services field.

Currently, we are a world leading software company, specializing in strong authentication products.

Soon, we’ll be a world leading software company, specializing in strong authentication products and services.

Thank you.

Ken Hunt Comment:

Thank you, Jan

Introduce Cliff Bown:

Now I would like to introduce Cliff Bown, VASCO’s Chief Financial Officer. Cliff?

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2007 were $31.2 million, an increase of $6.0 million or 24% over the fourth quarter of 2006. For the full year, revenues were $120.0 million, an increase of 58% over the comparable period in 2006.

The increase in revenue for the fourth quarter and full year reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the fourth quarter of 2007 from the Banking and the Enterprise Security markets increased 18% and 60%, respectively, compared to the fourth quarter of 2006. For the full-year 2007, revenues from the Banking and the Enterprise Security markets increased 54% and 78%, respectively, compared to full-year 2006.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar in 2007. We estimate that revenues in the fourth quarter and full-year 2007 were approximately $2.0 million and $5.8 million higher, respectively, than they would have been had the exchange rates in 2007 been the same as in 2006.

The distribution of our revenue in the fourth quarter of 2007 between our two primary markets was approximately 82% from Banking and 18% from Enterprise Security. This compares to 86% from Banking and 14% from Enterprise Security in Q4 2006.

For the full-year 2007, 84% of our revenue was from Banking and 16% from Enterprise Security and compares to 85% from Banking and 15% from Enterprise Security for the full-year 2006.

The geographic distribution of our revenue in the fourth quarter was approximately 79% from EMEA, 5% from the U.S., 6% from Asia and the remaining 10% from other countries. For the fourth quarter of 2006, 63% of the revenue was from EMEA, 11% was from the U.S., 10% from Asia and 16% was from other countries.

For the full-year 2007, the geographic distribution of our revenue was approximately 68% from EMEA, 8% from the U.S., 11% from Asia and the remaining 13% from other countries. For the full year of 2006, the geographic distribution of our revenue was approximately 62% from EMEA, 10% from the U.S., 8% from Asia and the remaining 20% from other countries.

Gross profit as a percentage of revenue for the fourth quarter of 2007 was approximately 67.2%, which compares to 70.0% for the fourth quarter of 2006. For the full year, gross profit as a percentage of revenue was 65.9% in 2007 compared to 68.0% in 2006.

The decrease in gross profit as a percentage of revenue for both the fourth quarter and full-year 2007 compared to 2006 primarily reflects an increase in card readers sold, both in absolute dollars and as a percentage total sales, and competitive pricing pressures in the card reader business. The decline in gross margins from these two factors was partially offset by an increase in the percentage of the business coming from the Enterprise Security market, an increase in the percentage of the business coming from non-hardware products and the strengthening of the Euro compared to the U.S. dollar. Our non-hardware revenues were 17% of total revenue for the fourth quarter and 14% full-year 2007 and compares to 14% of revenue for the fourth quarter of 2006 and 12% of total revenue for the full-year 2006.

Operating expenses for the fourth quarter of 2007 were $14.6 million, an increase of $4.0 million or 38% from the fourth quarter of 2006. Operating expenses for the full-year 2007 were $48.2 million, an increase of $15.5 million or 47% from the same period in 2006.

Operating expenses for the fourth quarter and full-year 2007 included $688,000 and $2,157,000, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the fourth quarter and full-year 2006 were $448,000 and $1,615,000, respectively.

The comparison of operating expenses in 2007 to 2006 was negatively impacted by the weaker U.S. dollar in 2007. We estimate that expenses were $1.3 million or 12% higher for the quarter and $3.2 million or 10% higher for the full-year than they would have been had the exchange rates in 2007 been the same as in 2006.

For the fourth quarter, operating expenses increased by $1.7 million, or 27% in sales and marketing, $1.0 million or 52% in research and development, and $1.3 million or 64% in general and administrative when compared to the fourth quarter in 2006. The majority of the increase in the sales and marketing area were related to the Company’s increased investment in sales staff and their related travel expenses, increased marketing expenses and higher depreciation costs, primarily related to the cost of training films developed in 2006. The increase in research and development was primarily attributable to increased compensation expenses, in part resulting from the acquisitions of Logico and Able in the second and fourth quarters of 2006, respectively. The increase in the general and administrative expense primarily reflected increased compensation expenses, recruiting fees, third-party consulting costs and increased provision in allowance for doubtful accounts.

For the full-year 2007, operating expenses increased by $7.7 million, or 40% in sales and marketing, $3.9 million or 71% in research and development, and $3.4 million or 48% in general and administrative when compared to the same period in 2006. In addition to the factors mentioned previously related to the fourth quarter comparisons: sales and marketing expenses reflected an increase in recruiting fees and third-party consulting and commission costs; and general and administrative expenses reflected an increase in professional fees, largely related to creation of our international headquarters in Switzerland and the opening of offices in Brazil and Japan.

Operating income for the fourth quarter of 2007 was $6.3 million, a decrease of $0.7 million or 10% from the $7.0 million reported in the fourth quarter of 2006. For the full-year, operating income was $30.9 million in 2007, an increase of $12.0 million or 63% from the $18.9 million reported in 2006

Operating income as a percent of revenue, or operating margin, was 20.3% for the fourth quarter and 25.7% for the full-year 2007. In 2006, our operating margins were 27.8% for the quarter and 24.9% for the full year. The decrease in operating margin as a percent of revenue in the fourth quarter reflects the mathematical fact that operating expenses grew faster than revenues. The calculation of operating margin does not, however, consider the impact of the growth in deferred revenue, which was $2.1 million in the fourth quarter of 2007. The calculation of operating margin is also sensitive to the timing of when sales are recorded. As noted in previous calls, and as noted by Ken in his comment regarding our just-in-time policy, our revenues can move between quarters while our operating expenses tend to be fixed over the short term. In the fourth quarter of 2007, we continued to invest in the infrastructure needed to support the growth of the company, even though a portion of the revenue slipped from 2007 into 2008.

We believe that operating margin is a more indicative measure of performance or operating efficiency over a longer period of time. The increase in the operating margin as a percent of revenue for the full year 2007 over 2006 reflects the basic fact that the growth in our revenues and gross margins exceeded our increased investment in our infrastructure.

The Company reported income tax expense of $3.1 million for the fourth quarter and $10.0 million for the full-year 2007. The effective tax rate was 49% for the quarter and 32% for the full-year 2007.

For 2006, the Company reported income tax expense of $2.0 million for the fourth quarter and $6.1 million for the full year. The effective tax rate reported in fourth quarter of 2006 was 28.5%. For the full-year 2006 the effective tax rate was 32%. The effective tax rate excluding the impact of the impairment charge was 33.2% for the full-year 2006.

The rate reported in the fourth quarter of both years reflects the year-to-date adjustment that is needed to reflect the rate calculated for the full year. In 2007, an adjustment was needed to increase the rate from 28% recorded in previous quarters to 32%. The increase in the rate reflected lower than anticipated revenues in Switzerland and in the U.S. In 2006, the adjustment reduced the full-year tax rate from 33.2% to 32.5%.

The makeup of our workforce as of December 31, 2007 was 240 people worldwide with 137 in sales, marketing and customer support, 72 in research and development and 31 in general and administrative. The average headcount for the fourth quarter of 2007 was 231 persons or 34% higher than the average headcount for the fourth quarter of 2006. The average headcount for the full-year 2007 was 211 persons or 40% higher than the average headcount for the same period in 2006.

The strength of our operating performance is also reflected in our balance sheet. Our net cash and working capital balances both increased from the prior quarter and prior year end. As of December 31, 2007, our net cash balance, which is defined as total cash less bank borrowings, was $38.8 million, an increase of $2.1 million, or 6% from $36.7 million at September 30, 2007 and an increase of $26.2 million, or 208%, from $12.6 million at December 31, 2006. As of December 31, 2007, our working capital balance was $52.4 million, an increase of $5.8 million, or 12% from $46.6 million at September 30, 2007 and an increase of $30.4 million, or 138%, from $22.1 million at December 31, 2006. There were no bank borrowings at December 31, 2007.

During the quarter our Days Sales Outstanding in accounts receivable increased to 76 days as of December 31, 2007 from 55 days at September 30, 2007 and from 72 days at December 31, 2006. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

I would now like to turn the meeting back to Ken.

Thank you, Cliff

Closing Comments on 4th Quarter, Full-Year 2007 and Full-Year 2008 – Ken Hunt

Today, we are announcing that we will no longer comment on what we have referred to in the past as “Backlog.” Despite VASCO’s continued success starting in 2003, we are still a relatively small company. The timing of large orders still has a big impact on our quarterly results, which at times are irregular or “lumpy.” Therefore we no longer find “Backlog” to be appropriate in our communications to the market. However, we will continue to offer full-year guidance for 2008. As in the past, we only comment on annual numbers, not quarterly numbers.

•	First, we are providing guidance that our full-year 2008 revenue will grow from 25% to 35% over full-year 2007.
•	Second, we are providing guidance that full-year 2008 gross margins will be in the range of 60% to 68% of revenue.
•

Finally, we are providing guidance that full-year 2008 operating income will be in the range of 20% to 25% of revenue. This is a decrease from our 2007 range of 23% to 30% and is due to our continued investment in our long-term growth.

This guidance reflects our strategy to continue our aggressive growth by investing in our people and the infrastructure necessary for long-term profitability. It also reflects our evolution to a more software-centric company with a focus on recurring revenues and, in some cases, the recording of deferred revenue over multiple years.

In summary, we are very pleased with our results for 2007. We also feel very comfortable about VASCO’s long-term growth. And, as always, you can rely on VASCO’s people to do their very best!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Q&A Session:

This concludes our presentation today and we will now open the call for questions.

Operator